UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2023

Peak Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39951	85-2448157
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3350 W. Bayshore Rd., Suite 100
Palo Alto, CA 94303
(Address of principal executive offices, including zip code)

(650) 549-9103

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PKBO	OTC Pink

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Key Company Stockholder Forward Purchase Agreement

As previously disclosed on Peak Bio, Inc.’s, a Delaware corporation (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2022, the Company entered into a forward purchase agreement (the “Key Company Stockholder Forward Purchase Agreement”) with Hoyoung Huh, MD, PhD (the “Key Company Stockholder”). Pursuant to the terms of the Key Company Stockholder Forward Purchase Agreement, the Key Company Stockholder would, subject to the receipt of margin financing within 180 days following the closing of the business combination between the Company (f/k/a Ignyte Acquisition Corp.) and Peak Bio Co., Ltd., purchase shares of the Company’s common stock at a purchase price of $10.00 per share in a private placement (the “Key Company Stockholder Purchase”) for up to an aggregate amount of $10,000,000 (the “Subscription Amount”), subject to the conditions set forth in the Key Company Stockholder Forward Purchase Agreement, including a required bring-down by the Company and the Key Company Stockholder, as applicable, of the representations and warranties contained in the Key Company Stockholder Forward Purchase Agreement that the representations are true and correct as of the Closing Date (as defined in the Key Company Stockholder Forward Purchase Agreement).

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2023, on December 29, 2022, the Company and the Key Company Stockholder entered into an amendment to the Key Company Stockholder Forward Purchase Agreement (the “Amendment to Key Company Stockholder Forward Purchase Agreement”), pursuant to which (i) the Key Company Stockholder Purchase is no longer subject to the receipt of margin financing as a condition precedent, (ii) the Key Company Stockholder agreed to fund the Subscription Amount on or prior to March 31, 2023 and (iii) the Key Company Stockholder Purchase would be consummated at a purchase price of $5.18 per share of the Company’s common stock.

On April 3, 2023, the Company received notice from the Key Company Stockholder informing the Company that the Key Company Stockholder would not consummate the purchase as a result of the Company’s failure to satisfy a condition precedent to close due to the Company’s failure to be listed on Nasdaq as required by Section 3 and Section 5(l) of the Key Company Stockholder Purchase Agreement.

Key Company Stockholder Debt Conversion Agreement

On April 5, 2023, the Company and the Key Company Stockholder entered into a letter agreement regarding debt conversion in future qualified financings (the “Key Company Stockholder Debt Conversion Agreement”) whereby the Key Company Stockholder agreed to convert a pro rata portion of the Company’s outstanding debt to the Key Company Stockholder (and his affiliate, Hannol Ventures LLC), in the aggregate amount of $2,031,034, on a pro rata basis based upon his approximately 34% ownership of the Company’s outstanding common stock into future qualified financings of at least $1 million during the 180-day period following the date of the Key Company Stockholder Conversion Agreement. Such conversion would be on the same terms agreed to by the Company with other investors in such qualified financings, but would not exceed in the aggregate the amount of the debt outstanding owed to the Key Company Stockholder and his affiliate, Hannol Ventures LLC.

The foregoing description of the Key Company Stockholder Debt Conversion Agreement is qualified in its entirety by reference to the full text of the Key Company Stockholder Debt Conversion Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Key Company Stockholder Debt Conversion Agreement, dated as of April 5, 2023, by and between Peak Bio, Inc. and Hoyoung Huh..

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2023

PEAK BIO, INC.

By:	/s/ Stephen LaMond
Name:	Stephen LaMond
Title:	Interim Chief Executive Officer